Exhibit 99.1

NEWS

Charter Announces Initial Results of Tender Offer and Consent Solicitations

STAMFORD, Connecticut - June 25, 2013 - Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today announced the results of the tender offer by its indirect subsidiary, Charter Communications Operating, LLC (“CCO”) to purchase for cash any and all of the outstanding 8.00% Senior Notes due 2018 (the “Notes”) of Bresnan Broadband Holdings, LLC (formerly BBHI Acquisition LLC) (the “Issuer” or “Bresnan”), commenced June 10, 2013 and tendered and not withdrawn by 5:00 p.m., New York City time, on Friday, June 21, 2013 (the “Early Tender/Consent Deadline”).

Holders of $250 million aggregate principal amount of the Notes have validly tendered their Notes. The aggregate purchase price (including a consent payment) will be approximately $275 million. Subject to certain conditions being met, the Notes validly tendered at or prior to the Consent Payment Deadline will be accepted for purchase on Monday, July 1, 2013.

Charter also solicited consents (the “Consent Solicitation”) from the holders of the Notes to proposed amendments to, among other things, eliminate substantially all of the restrictive covenants and certain events of default, and eliminate or modify related provisions contained in the indenture governing the Notes. The Issuer has received consents from holders of 100% of the Notes as of the Early Tender/Consent Deadline and has entered into the proposed amendments to the indenture governing the Notes.

The tender offer is scheduled to expire at 11:59 p.m. EST, on July 8, 2013, unless extended or earlier terminated (the "Expiration Date"). However, all outstanding Notes were tendered prior to the Early Tender/Consent Deadline. The consummation of the tender offer for the Notes is conditioned upon consummation of the acquisition of Bresnan (the “Acquisition”), which we expect to close on July 1, 2013. The proposed amendments will become effective with respect to the indenture governing the Notes only upon consummation of the Acquisition.

Neither the Company, the Issuer, the Dealer Manager, the Information Agent nor any other person makes any recommendation as to whether holders of Notes should tender their Notes and deliver consents to the Proposed Amendments, and no one has been authorized to make such a recommendation.

This announcement is not an offer to purchase, or the solicitation of an offer to sell the Notes. The tender offer may only be made pursuant to the terms of the Offer to Purchase and Consent Solicitation and the related Letter of Instructions.

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Contact:

Media:	Analysts:
Anita Lamont	Stefan Anninger
314-543-2215	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the Securities and Exchange Commission (“SEC”). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

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our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

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the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business;

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the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

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our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

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